Exhibit 99.2
United
News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

For immediate release

UAL REPORTS APRIL RESULTS

Operating Loss of $47 Million
$28 Million Year-Over-Year Improvement Despite a $91 Million Higher Fuel Expense

CHICAGO, June 2, 2005 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its April Monthly Operating Report with the United States Bankruptcy Court. The company reported an operating loss of $47 million for April 2005. This marks a $28 million year-over-year improvement despite a $91 million higher fuel expense than April 2004 on 4% lower capacity. The company reported a net loss of $124 million, including $28 million of reorganization expenses. Mainline unit costs (CASM) in April increased 7% over the same month last year on the 4% lower capacity. Excluding fuel, mainline unit costs in April decreased 2% year-over-year. Mainline passenger unit revenue in April increased 7% over the same period a year ago.

UAL ended April with a cash balance of $2.4 billion, which included $866 million in restricted cash (filing entities only). The cash balance increased $102 million during the month of April, driven by strong receipts and effective cost controls. UAL met the requirements of its debtor-in-possession (DIP) financing.

"Given the challenge of high fuel prices, our success lowering non-fuel unit expenses, increasing unit revenue, and building our cash balance is encouraging," said Jake Brace, executive vice president and chief financial officer. "This week marked a significant milestone for United, as we now have in place consensual cost-savings agreements with all of our six union groups after a great deal of hard work. These agreements represent the strong commitment from the employees of United Airlines to ensure that we are a viable and sustainable enterprise, offering our customers the best service and value they expect from a global network carrier."

About United

United Airlines (OTCBB: UALAQ.OB) is the world's second largest airline and operates more than 3,400 flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is the largest international carrier based in the United States.* United is also a founding member of Star Alliance, which provides connections for our customers to nearly 800 destinations in 139 countries worldwide. United's 60,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company's Web site at united.com

* Measured by revenue passenger miles as reported to the U.S. Department of Transportation for 12 months ending September 2004, the most recent comparison data available.

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